Exhibit 10.6(c)
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, made this 21st day of May, 2007, by and between TRM Corporation, an Oregon corporation (hereinafter called “Company”), and Richard B. Stern, an individual residing in New Jersey (hereinafter called “Executive”).
WITNESSETH:
     Company currently employs Executive as its Chief Operating Officer and Company wishes to employ Executive as its President and Chief Executive Officer, and Executive and Company wish to formalize the terms and conditions of such employment in this Employment Agreement (“Agreement”), which Agreement shall, other than as set forth herein (including, but not limited to, Section 5(c)), supersede any previous agreement regarding Executive’s employment with Company, including the Letter Agreement between Executive and Company dated September 15, 2006 ( “Letter Agreement”).
     NOW, THEREFORE, in consideration of the recitations, and the mutual promises and covenants contained herein, and intending to be legally bound hereby, Company and Executive agree as follows:
     1. Definitions. As used herein, the following terms shall have the meanings set forth below:
          “Affiliate” shall mean a person or entity who or which (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Executive, is a parent, spouse or child of Executive, including persons in an adoptive or step relationship.
          “Annual Bonus” shall mean the bonus available to Executive as described more fully in Section 5(b) hereof.
          “Base Compensation” shall mean the annual rate of compensation set forth in Section 5(a) hereof, as such amount may be adjusted from time to time in accordance with Section 5(a) hereof.
          “Board” shall mean the Board of Directors of Company.
          “Business” shall mean the business conducted by Company or any Affiliate, Subsidiary or corporate parent thereof or entity sharing a common corporate parent with the Company, including business activities in developmental stages, business activities which may be developed by Company, or by any Affiliate, Subsidiary or corporate parent thereof or entity sharing a common corporate parent with Company, during the period of Executive’s employment by Company.

          “Cause” shall include any one or more of the following:
          (a) Executive breaches the terms of this Agreement or neglects to perform any of the material duties that Executive is required to perform under the terms of this Agreement or acts in a manner that is materially contrary to the best interests of Company in the reasonable belief of a majority of the Board, and such breach, neglect or act is not cured within 30 days after written notice thereof to Executive that reasonably details the nature of such breach, neglect or act;
          (b) The reasonable belief of a majority of the Board that Executive has committed a crime of moral turpitude or if Executive has entered a plea of nolo contendere (or similar plea) to a charge of such an offense;
          (c) Executive uses alcohol in an inappropriate manner or any unlawful controlled substance while performing his duties under this Agreement and such use materially interferes with the performance of Executive’s duties under this Agreement;
          (d) Executive commits any act of fraud, material dishonesty or misappropriation relating to or involving Company;
          (e) Executive materially violates any rule(s), regulation(s), policy(ies), plan(s) or express direction(s) of the Board; or
          (f) Executive engages in the unauthorized disclosure of Confidential Information.
          “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:
          (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Company and its subsidiaries taken as a whole, to any “person” (as that term is defined in Rule 13d-3 under the Exchange Act);
          (b) the adoption of a plan relating to the liquidation or dissolution of Company;
          (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is defined in Rule 13d-3 under the Exchange Act), becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of Company; or
          (d) Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (d), in one transaction or a series of related transactions in which immediately after the consummation thereof Beneficial Owners (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock representing in the aggregate a majority of the total voting power of the Voting

Stock of Company immediately prior to such consummation are not Beneficial Owners, directly or indirectly, of Voting Stock representing a majority of the total voting power of the Voting Stock of Company or the surviving or transferee Person immediately following such consummation.
          “Commencement Date” shall have the meaning specified in Section 4 hereof.
          “Compensation Committee” shall mean the compensation committee of the Board or any other committee or designee of the Board assigned the responsibilities now assigned to the compensation committee of the Board.
          “Confidential Information” shall have the meaning specified in Section 12(b) hereof.
          “Constructive Dismissal” shall mean any of the following:
          (a) subject to Section 3(a) hereof, any requirement that Executive’s principal office be relocated to a location that is in excess of 50 miles from Philadelphia, Pennsylvania, without Executive’s prior written consent;
          (b) any material reduction in Executive’s title or reporting relationship, responsibilities or authority;
          (c) any material reduction in Executive’s Base Compensation, unless any such reduction is applied in connection with, and matches in duration and percentage, a reduction in total cash compensation of all of the Executive Officers, provided that in such event such reduction does not exceed 10% of the Base Compensation and target Annual Bonus for the immediately prior Commencement Date anniversary year;
          (d) following a Change of Control, any reduction in Base Compensation, without Executive’s prior written consent; or
          (e) any breach by Company of any of its material obligations to Executive under the terms of this Agreement that is not cured within 30 days after written notice thereof that reasonably details the nature of such breach is provided by Executive to Company.
          “Disability” shall mean Executive’s inability, for a period of 13 consecutive weeks, or a cumulative period of 120 business days (i.e., Mondays through Fridays, exclusive of days on which Company is generally closed for a holiday) out of a consecutive period of 12 months, to perform the essential duties of Executive’s position, due to a disability as that term is defined in the American With Disabilities Act.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Executive Officer” shall mean any one of the “named executive officers” of Company (as such term is defined and understood under Item 402(a)(3)(iii) and the instructions thereto of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act).
          “Letter Agreement” shall mean the letter agreement defined in the preamble hereof. “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or agency or political subdivision thereof or other entity.
          “Restricted Area” shall have the meaning specified in Section 12(a)(i) hereof.
          “Restricted Period” shall have the meaning specified in Section 12(a) hereof.
          “Restricted Stock” shall mean common stock of Company granted under Company’s 2005 Omnibus Stock Incentive Plan subject to a restriction period.
          “Stock Options” shall mean options to purchase common stock of Company granted under the Company’s 2005 Omnibus Stock Incentive Plan.
          “Subsidiary” shall mean, with respect to any Person:
          (a) any corporation, association or other business entity (other than an entity referred to in clause (b) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
          (b) any partnership (whether general or limited), limited liability company or joint venture (i) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (ii) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.
          “Term of Employment” shall mean the period in which Executive is employed by Company.
          “Voting Stock” means the equity interests of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors (or persons performing similar functions).
     (2) Employment. Company hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts employment by Company, for the period and upon the terms and conditions specified in this Agreement, effective as of June 15, 2007 (the “Effective Date”).

     (3) Duties.
          (a) Executive shall render such services as are necessary and desirable to protect and advance the best interests of Company, acting, in all instances, under the supervision of and in accordance with the rules, regulations, policies, plans or directions of the Board. As President and Chief Executive Officer, Executive shall be responsible for managing Company and shall have the responsibility and authority, subject to policies established by the Board, to implement the policies of Company and directives of the Board, all subject to the provisions of any operating budget or budgets as may be approved from time to time by the Board and subject to the By-Laws of Company. Executive acknowledges that his duties may involve significant travel as Company’s principal office is located in Portland, Oregon, and agrees to travel as reasonably required in order to fulfill his duties.
          (b) For as long as Executive shall remain an Executive of Company, Executive’s entire working time, energy, skill and best efforts shall be devoted to the performance of Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of Company. Executive may engage in charitable, civic, fraternal, trade and professional association activities that do not interfere or compete with Executive’s obligations to Company, but Executive shall not work for any other for-profit business without obtaining the prior written approval of the Board .
     4. Term. Executive shall be employed by Company for a Term of Employment which commenced October 1, 2006 (the “Commencement Date”), and ending upon termination of this Agreement pursuant to one of Sections 7 through 10 hereof.
     5. Compensation and Benefits.
          (a) For the services rendered by Executive to Company from the Effective Date, Executive shall receive Base Compensation at the gross annual rate of Three Hundred Seventy Five Thousand USD ($375,000), payable in installments in accordance with Company’s regular payroll practices in effect from time to time. The Base Compensation shall be reviewed annually, on or around the anniversary date of the Commencement Date to ascertain, in the sole discretion of the Board or the Compensation Committee, as applicable, the amount, if at all, the Executive’s Base Compensation should be increased. Upon an increase in the Base Compensation, the increased amount shall become Base Compensation for purposes of this Agreement.
          (b) In addition to the foregoing compensation, Executive shall be eligible to receive an Annual Bonus awarded in the discretion of the Compensation Committee from Company for each Commencement Date anniversary year based upon such reasonably specific criteria, including performance criteria, as the Compensation Committee shall develop and deem to be in the best interests of the Company. The target Annual Bonus amount is 50% of Base Compensation. Notwithstanding the foregoing, for the period from the Commencement Date to the second anniversary of the Commencement Date, Executive shall receive an Annual Bonus of not less than, $100,000 per year, which shall be paid to Executive not later than 30 days following the first or second anniversary of the Commencement Date, as applicable. Thereafter, the Annual Bonus, if any, shall be paid by Company to Executive no later than 30 days after the Commencement Date Anniversary.

          (c) Executive will be granted 500,000 shares of Restricted Stock on the Effective Date, to vest 25% on each anniversary of the Effective Date. Upon a Change of Control, all unvested Restricted Stock and Stock Options shall immediately vest. Subject to the previous sentence, Company acknowledges and agrees that the Restricted Stock and Stock Options set forth in the Letter Agreement shall continue to vest on the same schedule as in effect on the date hereof in accordance with the terms of the Letter Agreement.
          (d) If, after the Effective Date , Executive’s employment is terminated by Company at any time within three months before, or 12 months after the occurrence of a Change of Control (except for Cause): (i) all Stock Options and Restricted Stock granted to Executive by Company, , shall vest upon the date of Executive’s employment termination, (ii) Company shall pay Executive no later than 15 days after his termination all amounts of accrued but unpaid Base Compensation to the date of Executive’s employment termination and a pro-rata amount of the targeted Annual Bonus for that year, (iii) Company shall pay Executive no later than 30 days after his termination an amount equal to two years Base Compensation, plus two years targeted Annual Bonus based upon the Base Compensation then in effect, and (iv) Company shall provide health and dental insurance to Executive at the same level of benefit and participation that was in effect at the time of Executive’s termination of employment at Company’s sole expense until the earlier of (a) two years from the date of Executive’s termination of employment at the Company or (b) the commencement of Executive’s employment with another employer, provided Executive enters into a Release Agreement substantially on the terms and in the form attached hereto as Exhibit “A”. Except as otherwise specifically set forth in this Section 5(c), all Base Compensation, Annual Bonus, and any other compensation and benefits provided herein shall cease accruing at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Executive that, by their terms, extend beyond termination of employment. Company shall have no other or further liability or obligation hereunder by reason of such termination. The Company will use its best efforts to provide security for any payments which may become due under this Section 5(d) in a manner reasonably satisfactory to Executive within 90 days from the execution hereof.
          (e) Executive agrees and acknowledges that his employment and the other protections and benefits of this Agreement are full, adequate and sufficient consideration for the restrictions and obligations set forth in Sections 11 and 12 hereof.
          (f) Executive shall be reimbursed for all reasonable travel, business and entertainment expenses incurred by him in the performance of his duties hereunder, no less frequently than once per month, subject to such limitations as may be established by the Board and revised by them from time to time. As a condition to the reimbursement of such expenses, Executive shall furnish to the Company receipts for any reimbursable expense he incurs that is greater than $25.
          (g) Except as provided in Sections 5(d) and 7 through 10 hereof, Executive shall not be entitled to any payment or benefit under any Company severance plan, practice or policy not specifically provided for herein, in effect at or after the time of Executive’s termination since this Agreement supersedes all such plans, practices and policies.

     6. Fringe Benefits. Executive shall be eligible for the following benefits (the “Fringe Benefits”) during the Term of Employment:
          (a) Executive shall be eligible to participate in any health, dental, life, accident, long term care or disability insurance, sick leave or other benefit plans or programs made available to other Executive Officers on terms at least equal to those available to other Executive Officers as long as the plans and programs are kept in force by Company and provided that Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs, with the understanding that the Company will keep in force throughout the Term of this Agreement health, life, accident, long term care and disability insurance and sick leave benefits equal to or greater than those in effect at the Commencement Date.
          (b) Executive shall be entitled to four weeks paid vacation during each year, subject to Company’s generally applicable policies relating to vacations, and excluding regularly scheduled Company holidays.
     7. Disability. If Executive suffers a Disability, as that term is defined in Section 1 hereof, Company may terminate Executive’s employment relationship with Company at any time thereafter (after the expiration of time periods described in the definition of “Disability” in Section 1 hereof) by giving Executive 30 days prior written notice of termination. Thereafter, Company shall have no obligation to Executive for Base Compensation, Annual Bonus, Fringe Benefits or any other form of compensation or benefit , except as otherwise required by law or under any benefit or other plans that, by their terms, extend beyond termination of employment, and except for (a) amounts of Base Compensation accrued through the date of termination and (b) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment. In addition, upon Executive’s termination as a result of Disability, Executive shall (i) receive from Company a pro-rata amount of the Annual Bonus for the year of the disability within 15 days of the date of termination as a result of Disability, and (ii) be entitled to elect to continue participation in any health, dental, life, long term care, accident or disability insurance plans of Company at Executive’s expense if such plans allow for continuation at no cost to Company.
     8. Death. If Executive dies during the Term of Employment, the Term of Employment and Executive’s employment with Company shall terminate as of the date of Executive’s death. Thereafter, Company shall have no obligation to Executive or Executive’s estate for Base Compensation, Annual Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law or under any benefit or other plans that, by their terms, extend beyond termination of employment, and except for (a) amounts of Base Compensation that have accrued through the date of Executive’s death and (b) reimbursement of appropriately documented expenses incurred by Executive before his death, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment. In addition, upon Executive’s termination as a result of his death, Executive’s estate shall (i) receive from Company a pro-rata amount of the Annual Bonus for the year in which Executive’s death occurs within 15 days of the date of death of Executive and (ii) be entitled to elect to continue participation in any health, dental or long term care insurance plans of Company at Executive’s estate’s expense if such plans allow for continuation at no cost to Company.

     9. Termination for Cause. Company may terminate Executive’s employment at any time for Cause, effective not less than ten days after written notice of such termination to Executive. Upon the effective date of termination of Executive under this Section 9, Company shall have no obligation to Executive for Base Compensation, Annual Bonus, Fringe Benefits, or any other form of compensation or benefits other than (a) amounts of Base Compensation accrued through the effective date of termination, and (b) reimbursement of appropriately documented expenses incurred by Executive before the effective date of termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment. Executive will also be entitled to elect to continue participation in any health dental, life, accident, long term care or disability insurance plans of Company at Executive’s expense if such plans allow for continuation at no cost to Company.
     10. Termination without Cause.
          (a) Company may terminate Executive’s employment relationship with Company at any time without Cause upon 30 days prior written notice to Executive. If Company terminates Executive’s employment under this Section 10, Company shall have no obligation to Executive for Base Compensation, Annual Bonus, Fringe Benefits, or any other form of compensation or benefits other than the following: (i) all Stock Options and Restricted Stock granted to Executive by Company shall vest upon the effective date of Executive’s employment termination, (ii) Company shall pay Executive no later than 15 days following the effective date of Executive’s termination all amounts of accrued but unpaid Base Compensation to the effective date of Executive’s employment termination and a pro-rata amount of the targeted Annual Bonus for that year, (iii) Company shall pay Executive no later than 30 days following the effective date of Executive’s termination an amount equal to two years Base Compensation, plus two years targeted Annual Bonus based upon the Base Compensation then in effect, and (iv) Company shall provide health and dental insurance to Executive at the same level of benefit and participation that was in effect at the time of Executive’s termination of employment at Company’s sole expense until the earlier of (i) two years following the effective date of Executive’s termination or (ii) the commencement of Executive’s employment with another employer, provided Executive enters into a Release Agreement substantially on the terms and in the form attached hereto as Exhibit “A”. Except as otherwise specifically set forth in this Section 10(a), all Base Compensation, Annual Bonus, and any other compensation and benefits provided herein shall cease accruing at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Executive that, by their terms, extend beyond termination of employment. Company shall have no other or further liability or obligation hereunder by reason of such termination. The Company will use its best efforts to provide security for any payments which may become due under this Section 10(a) in a manner reasonably satisfactory to Executive within 90 days from the execution hereof. Executive shall also receive reimbursement of appropriately documented expenses incurred by Executive before the effective date of termination of Executive’s employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.
          (b) Executive may terminate his employment with Company for any or no reason, upon 30 days prior written notice to Company. If such notice is provided by Executive, Company, in its sole discretion, may waive the notice period or any portion thereof, and terminate Executive, provided that Company shall pay Executive no later than 15 days after his termination all accrued but unpaid Base Compensation and provide all Fringe Benefits to Executive as well as any Annual Bonus that has been awarded but not yet paid through the end of the notice period. Upon termination by Executive of his employment under the provisions of this Section 10(b), the Company shall have no obligation to Executive for Base Compensation, Annual Bonus, Fringe Benefits or any other form of compensation or benefits other than (a) amounts of Base Compensation, vested Restricted Stock and Stock Options accrued through the effective date of termination and (b) reimbursement of appropriately documented expenses incurred by Executive before the effective date of termination of employment, to the extent that Executive would have been entitled to such reimbursement but for his termination of his employment.
          (c) Termination of Executive’s employment pursuant to Sections 5(d), and 7 through 10, shall release Company of all its liabilities and obligations under this Agreement, except as expressly provided in Sections 5(d), and 7 through 10. Termination of Executive’s employment pursuant to these Sections shall not, however, release Executive from Executive’s obligations and restrictions as stated in Sections 11 and 12 hereof.
          (d) Executive may terminate his employment with Company at any time for Constructive Dismissal. Upon termination of Executive’s employment relationship under this Section 10(d), Company shall have no further obligation to Executive for Base Compensation, Annual Bonus, Fringe Benefits, or any other form of compensation or benefit, except as otherwise required by law or as set forth in benefit plans provided at Company expense. Notwithstanding the foregoing sentence, a termination pursuant to this Section 10(d) shall be treated as if Executive was terminated without Cause pursuant to Section 10(a) and he shall be entitled to the benefits and payments set forth in and in accordance with Section 10(a).
     11. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind physically or electronically furnished to Executive by Company or developed by Executive on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Executive’s employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials at any time during or at or after the termination of Executive’s employment, Executive shall deliver all copies of the same to Company immediately.
     12. Noncompetition, Trade Secrets, Etc. Executive hereby acknowledges that, during and solely as a result of his employment by Company, Executive has had and will have access to Confidential Information as that term is defined herein. In consideration of such special and unique opportunities afforded by Company to Executive as a result of Executive’s employment and the other benefits referred to within this Agreement, Executive hereby agrees as follows:
          (a) From the date hereof until 24 months following the termination of Executive’s employment with Company, for any or no reason, whether initiated by Executive or Company (“Restricted Period”):

               (i) Executive shall not, for his own benefit or the benefit of any third party, directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, executive, consultant or otherwise) or be financially interested in any business operating within the United States (the “Restricted Area”), which engages in the Business, or any other business activities which are materially the same as and which are in direct competition with the Business, or with any business activities carried on by Company or being planned by Company, at the time of the termination of Executive’s employment, or any other business activities which are materially the same as the Business for any of Company’s past, present or prospective clients, customers or accounts; provided however, nothing contained in this Section 12 shall prevent Executive from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.
               (ii) Induce or attempt to influence any Executive Officer, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company. During the Restricted Period, or while Executive is still employed by Company, Executive shall not, directly or indirectly, disclose or otherwise communicate to any of the clients, customers or accounts of Company, its Affiliates or any Subsidiary thereof that he has been terminated, is considering terminating or has decided to terminate employment with Company.
          (b) During the Restricted Period, Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, or company other than Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company. Confidential Information shall not include (1) information unrelated to Company or its businesses which was lawfully received by Executive free of restriction from another source having the right to so furnish such Confidential Information; or (2) information after it has become generally available to the public or to industry competitors without breach of this Agreement by Executive; or (3) information which at the time of disclosure to the Executive was known to Executive to be free of restriction as evidenced by documentation from the Company which Executive possesses; or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by Executive or made available to Executive concerning the business of Company shall be Company’s property and shall be delivered to Company promptly upon the termination of Executive’s employment with Company or at any other time on request. The foregoing provisions of this Section 12(b) shall be in addition to (and not a limitation of) any applicable protections of Company’s interest in confidential information, trade secrets and the like provided by applicable statutes, laws, rules, regulations or judicial interpretations thereof. At the termination of Executive’s employment with Company, Executive shall return to Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.
          (c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Executive is an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or letters patent therefore and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
          (d) Executive acknowledges that the restrictions contained in the foregoing Sections in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive’s ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive and Company acknowledge that, in the event either party believes the other party has violated any of the terms of this Agreement, the other party shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief.
          (e) If the Restricted Period or the Restricted Area should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing Sections, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive Executive hereby expressly consents to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above in Section 12(d) hereof, and agrees to accept service of process by certified mail return receipt requested relating to any such proceeding. Company may supply a copy of this Section 12 to any future or prospective employer of Executive or to any person to whom Executive has supplied information if Company determines in good faith that there is a reasonable likelihood that Executive has violated or will violate this Section 12.

     13. Prior Agreements. Executive represents to Company that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution or performance of this Agreement.
     14. Miscellaneous.
          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, on the day specified for delivery when deposited with a recognized national or regional courier service for delivery to the intended addressee addressed as set forth below:
(i)	If to Executive: Richard B. Stern 26 Collage Lane Cherry Hill, New Jersey 08003

With a copy to:

Ian D. Meklinsky, Esq. Fox Rothschild LLP 997 Lenox Drive, Bldg. 3 Lawrenceville, New Jersey 08648

(ii)	If to Company: Jeffrey F. Brotman, Chairman of Board of Directors TRM Corporation 1521 Locust Street, Second Floor Philadelphia, Pennsylvania 19102

With a copy to: Julie H. Wilson, Esquire Ledgewood, P.C. 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103
     In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon Company and its successors and assigns, including, but not limited to, any that occur as a result of a Change of Control, and shall inure to the benefit of Company, its present and future Subsidiaries, Affiliates, successors and assigns including any transferee of the business operation, as a going concern, in which Executive is employed and shall be binding upon Executive, Executive’s heirs and personal representatives. None of the rights or obligations of Executive hereunder may be assigned or delegated, except that in the event of Executive’s death or Disability, any rights of Executive hereunder shall be transferred to Executive’s estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors, but no such assignment shall relieve Company of its obligations to Executive if any such assignee fails to perform such obligations.
          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the employment of Executive by Company, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to Company’s Executive Officers generally, except to the extent the foregoing directly conflict with this Agreement, in which case the terms of this Agreement shall prevail.
          (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Number of Days. Except as otherwise provided herein, for example, in the context of vacation days, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday (on which federal banks are or may elect to be closed), then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
          (j) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
          (k) Dispute Resolution. If there is any disagreement between Executive and Company relating to this Employment Agreement, except for the ability of the parties to seek a preliminary or permanent injunction as provided above, which need not be discussed between the parties or arbitrated, upon notice by either party to the other the parties shall meet to attempt to resolve such disagreement. The time for such meeting shall be as mutually agreed upon by the parties or, if there is no such agreement, 15 business days after written notice has been sent to the other party. If the parties fail to resolve the dispute within such 15 day period, either party may serve notice in writing upon the other party requesting arbitration, which notice shall specify in reasonable detail the nature of the dispute. Any arbitration under this Section 14(k) shall be held in Philadelphia, Pennsylvania or such other place as shall be mutually agreed to by the parties, and conducted in accordance with the procedures set forth hereafter and, to the extent not inconsistent with this Section 14(k), in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in effect on the Effective Date. This Agreement shall supplement but not supersede the Employment Dispute Resolution Rules of the American Arbitration Association.
               (i) Any arbitration under this Section 14(k) shall be before an arbitrator who shall be experienced in the area of employment law. The arbitrator shall be selected by the parties from lists provided by the American Arbitration Association. The parties agree to exchange all relevant documents prior to any hearing, and further agree that any dispute over such exchange may be submitted to the arbitrator for decision, which decision shall be binding on the parties. The parties further agree to exchange hearing exhibits and designations of witnesses to be called at the hearing at least ten calendar days before any hearing as a party may not offer at the hearing as part of its direct case any witness, evidence or document not so disclosed, unless such witness(es), evidence or document(s) became available and/or known to the party who wishes to introduce such witness(es), evidence and/or document(s) within the ten calendar days prior to the arbitration, and such witness(es), evidence or document(s) is immediately provided to the arbitrator and the other party, or unless the evidence is for rebuttal or impeachment purposes and its need was not anticipated or foreseen before the hearing.
               (ii) Within 60 days after the production of all documents, evidence and witness list as outlined in the preceding section, the arbitrator shall conduct the arbitration hearing. Each party will have one day to present its case, unless, upon request the arbitrator determines that more or less time is appropriate. Within 30 days of the arbitration hearing, the arbitrator shall render a decision in writing to each party. The parties have a right to request an opportunity to submit to the arbitrator post-hearing briefs and supporting documentation.

               (iii) Any arbitration award must (i) be rendered in accordance with applicable law as described in this Agreement and (ii) be set forth in a written decision which sets forth the reasons (including, without limitation, the conclusions of fact and/or law) upon which such award is rendered. Judgment upon an arbitration award may be rendered in any court of competent jurisdiction or application may be made to any such state or federal court of competent jurisdiction for judicial acceptance of an order to enforcement of or to vacate an arbitration award, as the case may be. Subject to any order vacating the arbitration award: (i) any arbitration award shall be final and binding on the parties; and (ii) once an issue has been arbitrated pursuant hereto, the decision of the arbitrator shall be res judicata with respect to such issue.
               (iv) The arbitrator shall have the power to issue subpoenas compelling testimony and/or the production of documents from any person whether or not a party hereto, which subpoenas shall be enforceable in all courts of competent jurisdiction in the Eastern District of Pennsylvania. In addition, the arbitrator and attorney-of-record shall have the power to request through the above-mentioned courts of competent jurisdiction the taking of depositions from any person, not a party or a director, officer, executive, employee or agent of a party, who cannot be subpoenaed or is unable to attend the arbitration, whose testimony the arbitrator deems both important and relevant to the resolution of the issues presented for arbitration.
               (v) The cost of the arbitration and all attorney fees shall be borne by the parties in such proportion as the arbitrator shall direct, with such arbitrator to give due consideration to the fault of the parties.
               (vi) Notwithstanding the foregoing, the parties need not arbitrate any request for preliminary or permanent injunctive relief, and such relief may be sought by either party in any court of competent jurisdiction in the Eastern District of Pennsylvania.
          (l) Jurisdiction of Courts. Any legal suit, action, claim, or proceeding arising out of or relating to Sections 11 or 12 of this Agreement may be instituted in any court in the Eastern District of Pennsylvania, and each of the parties hereto waives any objection which party may now or hereafter have to such venue of any such suit, action, claim, proceeding or investigation, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such suit, action, claim, or proceeding shall be effective against any party, if given in accordance with Section 14(c), hereof if for any reason such service of process by mail is ineffective, then Company shall be deemed to have appointed Julie H. Wilson, Esquire, Ledgewood, P.C., 1900 Market Street, Suite 750, Philadelphia, Pennsylvania 19103, as the authorized agent of Company to accept and acknowledge, on behalf of Company, service of any and all process which may be served in any such suit, action, claim, or proceeding. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law
          (m) Survival. All provisions of this Agreement which by their terms survive the termination of Executive’s employment with Company, including without limitation the covenants of Executive set forth in Sections 11 and 12 and the obligations of Company to make and provide any post-termination payments and benefits under this Agreement, shall survive termination of Executive’s employment by Company and shall remain in full force and effect thereafter in accordance with their terms.
          (n) Release Agreement. It is expressly understood and acknowledged by Company and Executive that the Release Agreement required pursuant to Sections 5(d), 10(a) and 10(d) hereof shall not contain any post-employment restrictions other than those contained Sections 11 and 12 hereof.
          (o) Interest on Amounts Owed. In the event that Company shall fail or refuse to make payment of any amount due Executive under this Agreement within the time period provided herein, Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement: (i) interest, compounded quarterly, on any amount remaining unpaid from the date payment is required under this Agreement until paid to Executive, at the rate from time to time announced by The Wall Street Journal as the “prime rate” plus three percent (3%), each change in such rate to take effect on the effective date of the change of such prime rate; and (ii) on demand, the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and costs) incurred by Executive enforcing any of the obligations of Company under this Agreement.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in Philadelphia, Pennsylvania as of the date first above written.

TRM Corporation
By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chairman of Board of Directors

Executive
/s/ Richard B. Stern
Richard B. Stern

ATTACHMENT “A”
SAMPLE RELEASE AGREEMENT
     1. In consideration for your general release of the Company as set forth in paragraph 2 hereof (the “General Release”) and the covenants and agreements expressed herein and in the attached Employment Agreement (the “Employment Agreement”), Company, intending to be legally bound, shall pay you                      (___) months of severance and the other severance payments and benefits, less taxes and other deductions required by law, as stated in Section ___of the attached Employment Agreement. Capitalized terms not otherwise defined in this Release Agreement shall have the meanings ascribed to them in the Employment Agreement.
     2. In consideration of the receipt of the Company’s payments and benefits set forth in Section                      of the attached Employment Agreement, you, intending to be legally bound, agree to release and forever discharge the Company and its Affiliates and Subsidiaries, and each of their past, present and future officers, directors, attorneys, employees, executives, owners and agents, and their respective successors and assigns (collectively, the “Releasees”), jointly and severally, from any and all actions, complaints, charges, causes of action, lawsuits or claims of any kind (collectively, “Claims”), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against the Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by Company any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by federal, state or local law (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Pennsylvania Human Relations Act) any claims for retaliation and/or any whistleblower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.
     3. The General Release does not apply to any claims to enforce this Release Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Release Agreement.
     4. You acknowledge and agree that Company’s payment under Section 1 above constitutes adequate consideration to support this Release Agreement, as well as your covenants and agreements within the Employment Agreement.
     5. You agree and represent that:
          (a) you have read carefully the terms of this Release Agreement;

          (b) you have had an opportunity to and have been encouraged to review this Release Agreement with an attorney;
          (c) you understand the meaning and effect of the terms of this Release Agreement;
          (d) you were given as much time as you needed to determine whether you wished to enter into this Release Agreement;
          (e) the entry into and execution of this Release Agreement is your own free and voluntary act without compulsion of any kind;
          (f) no promise or inducement not expressed herein has been made to you; and
          (g) you have adequate information to make a knowing and voluntary waiver.
     6. After delivering a signed copy of this Release Agreement to Company, attention of the undersigned, you may revoke such acceptance by delivering a letter of revocation to Company, attention of the undersigned, within seven (7) days thereafter (the “Revocation Period”). This Release Agreement shall become effective on the day following the expiration of the Revocation Period if you have not exercised the revocation right as indicated in the preceding sentence. If you exercise the revocation right, neither you nor Company shall have any obligation hereunder.
*     *     *
     If you agree with the terms set forth above, please sign this Agreement indicating that you understand, agree with and intend to be bound by such terms.
     We wish you the best in the future.

Sincerely,

By:

Dated:

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

Date

Witness